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                                   EXHIBIT 23
                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-53385) pertaining to the Corus Bankshares, Inc. Commission Program for Commercial Loan Officers, of our report dated January 16, 2004, with respect to the consolidated financial statements of Corus Bankshares, Inc. incorporated by reference in the Annual Report (Form 10-K/A) for the year ended December 31, 2003.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-77481) pertaining to the Corus Bankshares, Inc. 1999 Stock Option Plan, of our report dated January 16, 2004, with respect to the consolidated financial statements of Corus Bankshares, Inc. incorporated by reference in the Annual Report (Form 10-K/A) for the year ended December 31, 2003.


                                                     /s/ ERNST & YOUNG LLP


Chicago, Illinois
March 18, 2004